VALCOM STUDIOS, INC.
                            920 South Commerce St.
                             Las Vegas, NV  89118

                                                     Dated as of May 19, 2006

This letter is intended to set forth our intentions and the principal terms for the purchase of equipment and assumption of Facilities Lease at 2525 North Naomi Street, Burbank, CA 91505. Valcom Studios, Inc. (Valcom) (or a majority owned subsidiary) hereby agrees to purchase equipment and assume lease obligations from Media City Teleproductions (MEDIA CITY). MEDIA CITY hereby agrees to sell equipment detailed in Exhibit A and confirms that MEDIA CITY has clear title to equipment.

Valcom and MEDIA CITY are hereafter referred to as the "Parties".

The Parties agree to the following:

   1. Valcom will purchase equipment for $750,000.00. The payments will be as follows:
          1.a $100,000.00 refundable payment 10 days after signing agreement. 1.b Balance of $650,000.00 will be paid no later than 60 days after contract date. This will allow time for due diligence to be completed and equipment clear title to be verified.

   2.  Valcom will assume remaining lease obligation at 2525 North Naomi
       Street.

   3.  MEDIA CITY Partners will receive 1,000,000 shares Valcom common stock.

   4. Valcom will take over operations of the facilities at 2525 North Naomi Street on June 1, 2006, the possession date.

   5. a. Valcom will pay the following expenditures during the due diligence period:
             Building lease costs
             Utilities cost
             Electricity costs
             Basic personnel costs
             Valcom personnel costs

   1   b.  Valcom will receive all revenue earned after possession date.

   6. Each party shall bear their own expense pertaining to the transaction during legal and accounting fees.

Please review the above and indicate your agreement by signing below.

Very truly yours,

Valcom Studios, Inc.                    Media City Teleproduction Center


By: /s/ Vince Vellardita	       By: /s/ Marty Giller
------------------------	       --------------------
Vince Vellardita                       Marty Giller
President & CEO